Exhibit 10.1

AAR CORP.

Fiscal 2025 Short-Term Incentive Plan

1.Purpose.

The purpose of the AAR CORP. 2025 Short-Term Incentive Plan (“STIP”) is to provide an incentive for selected senior executives of AAR CORP. (the “Company”) and its subsidiaries to achieve the Company’s short-term performance goals by providing them with an annual cash incentive payment based on the financial and operating success of the Company. The STIP payment for the fiscal year ending May 31, 2025 (“Fiscal 2025”) will be based on Earnings Per Share and Working Capital Turns.

2.Definitions.

(a)	“Board” means the Board of Directors of the Company.
(b)	“Bonus” means the annual cash incentive paid to a Participant under this STIP for Fiscal 2025.
(c)	“Cause” means the Participant’s unsatisfactory performance or conduct detrimental to the Company and its subsidiaries, as solely determined by the Company.
(d)	“Committee” means the Human Capital and Compensation Committee of the Board (the “Committee”).
(e)	“Company” means AAR CORP.
(f)

“Disability” means the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

(g)

“Earnings Per Share” means adjusted diluted earnings per share from continuing operations as disclosed by the Company in its periodic reports filed with the Securities and Exchange Commission, excluding non-GAAP items included on the Company’s quarterly earnings releases, special charges or unusual or infrequent items incurred during the performance period, and as may be adjusted for changes in generally accepted accounting principles.

(h)	“Fiscal 2025” means the Company’s fiscal year ending May 31, 2025.
(i)	“Participant” means any active executive of the Company or subsidiary who has been selected by the Committee as eligible to earn a Bonus under the STIP.
(j)

“Retirement” means the Participant’s voluntary termination of his employment, or his termination of employment by the Company or a subsidiary without Cause, when he has (i) attained age 65 or (ii) attained age 55 and his age plus the number of his consecutive years of service with the Company and subsidiaries is at least 75.

(k)	“Salary” means a Participant’s base annual salary earned during Fiscal 2025 while a Participant.
(l)	“STIP” means this AAR CORP. 2025 Short-Term Incentive Plan.

(m)

“Working Capital Turns” means net sales from continuing operations divided by average working capital, where working capital is defined as net accounts receivable plus net inventories minus accounts payable, excluding non-GAAP items included on the Company’s quarterly earnings releases, special charges or unusual or infrequent items incurred during the performance period, including changes in the Company’s accounts receivable financing program, and as may be adjusted for changes in generally accepted accounting practices.

3.Administration.

The STIP shall be administered by the Committee. The Committee has full authority to select the senior executives eligible to participate in the STIP and determine when the senior executive’s participation in the STIP will begin and end. Subject to the express provisions of the STIP, the Committee shall be authorized to interpret the STIP and to establish, amend and rescind any rules and regulations relating to the STIP and to make all other determinations deemed necessary or advisable for the proper administration of the STIP. The determinations of the Committee in the proper administration of the STIP shall be conclusive and binding.

4.Eligibility and Participation.

Participation in the STIP is limited to those senior executives of the Company or a subsidiary who the Committee designates as Participants. When the Committee selects an executive to become a Participant under the STIP, it shall designate the date as of which the executive’s participation shall begin.

5.Annual Bonus Awards.

(a)

Determination of Participants, Performance Goals and Target Bonus Amounts. In the beginning of Fiscal 2025, the Committee shall (i) determine the Participants for Fiscal 2025, (ii) establish threshold, target and maximum Earnings Per Share and Working Capital Turns performance goals, and (iii) approve the target Bonus payment for each Participant expressed as a percentage of the Participant’s Salary.

(b)

Bonus Payment. As soon as reasonably practicable after the end of Fiscal 2025, the Committee shall determine the extent to which each of the Earnings Per Share and Working Capital Turns targets were attained for Fiscal 2025. The Bonus payable to each Participant will be equal to the sum of (i) 80% of the Participant’s target Bonus multiplied by the applicable Earnings Per Share Multiplier Percentage, and (ii) 20% of the Participant’s target Bonus multiplied by the Working Capital Turns Multiplier Percentage (except in each case for such lower amounts as otherwise determined by the Committee in its discretion):

Earnings Per Share (80%)		Working Capital Turns (20%)
Percentage Achievement of Earnings Per Share	Payout Against Associated Target STIP	Percentage of Achievement of Working Capital Turns Target	Payout Against Associated STIP
<75%	0%	<75%	0%
75%	50%	75%	50%
100%	100%	100%	100%
125%	200%	125%	200%

Achievement of Earnings Per Share and Working Capital Turns targets between established ranges will be paid out on a straight-line basis within the targeted payout ranges, up to the maximum 200% payout.

6.STIP Limitations.

Notwithstanding Section 5, (a) the Committee retains full discretion to determine whether any Bonus will be payable for Fiscal 2025, regardless of performance results and (b) no Bonus shall be paid under the STIP to a Participant whose employment with the Company and all subsidiaries terminates during Fiscal 2025 unless the termination is due to death, Disability or Retirement, or as otherwise approved by the Committee. If the Participant terminates during Fiscal 2025 due to death, Disability or Retirement, the Participant shall be entitled to a pro rata portion of the Bonus the Participant would have earned under the STIP had the Participant remained employed through the end of Fiscal 2025. Such Bonus will be paid at the same time Bonuses are paid to active Participants, unless otherwise directed by the Committee.

7.Payment of Bonuses.

A Participant’s Bonus for Fiscal 2025 shall be paid in cash to the Participant, or to the Participant’s beneficiary (or beneficiaries) in the event of the Participant’s death, within three months after the end of Fiscal 2025, unless the Participant has previously elected to have all or a portion of the Bonus deferred in accordance with the AAR CORP. Supplemental Key Executive Retirement Plan. The Company shall deduct all taxes required by law to be withheld from all Bonus payments.

8.No Assignment.

Except in the event of a Participant’s death, the rights and interests of a Participant under the STIP shall not be assigned, encumbered or transferred.

9.Termination of Participation.

The Committee reserves the right to cancel a Participant’s participation in the STIP at any time.

10.	Employment Rights.

Nothing contained in the STIP shall be construed as conferring a right upon any Participant to continue in the employment of the Company or any subsidiary.

11.	Recoupment.

Notwithstanding any other provision of the STIP, the Company shall have the right to seek recoupment of all or any portion of a Bonus (including by forfeiture of any outstanding Bonus opportunity or by the Participant’s remittance to the Company of previously paid Bonus amounts) in accordance with and pursuant to the Company’s Compensation Recoupment Policy or any other policy as in effect from time to time. The value with respect to which such recoupment is sought shall be determined by the Company. The Company shall be entitled, as permitted by applicable law, to deduct the amount of such payment from any amounts the Company may owe to the Participant.